Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 17, 2026 relating to the financial statements of Polestar Automotive Holding UK PLC and the effectiveness of Polestar Automotive Holding UK PLC’s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte AB

Gothenburg, Sweden

September 28, 2026